EXHIBIT 5.1

                                              September 6, 1996

Litchfield Financial Corporation
789 Main Road
Stamford, Vermont 05352

Ladies and Gentlemen:

        We are counsel to Litchfield Financial Corporation, a Massachusetts corporation (the "Company"), and as such counsel we are familiar with the corporate proceedings taken in connection with the adoption of the Company's 1995 Stock Option Plan for Non-Employee Directors (the "Plan"). We also are familiar with the Registration Statement on Form S-8 to which a copy of this opinion will be attached as an Exhibit.

        As such counsel, we have examined the corporate records of the Company, including its Restated Articles of Organization, Amended and Restated By-Laws, minutes of meetings of its Board of Directors and stockholders and such other documents as we have deemed necessary as a basis of the opinions herein expressed.

        Based   upon  the   foregoing,   and   having   regard  for  such  legal
considerations as we deem relevant, we are of the opinion that:

        1.      The issuance of up to 66,150 shares of Common Stock upon
exercise of the options granted under the Plan has been duly authorized.
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        2. The shares of Common Stock issuable pursuant to the Plan, when issued in accordance with the terms thereof, will be validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement on Form S-8 and to the reference to us under the caption "Interests of Named Experts and Counsel" in the Registration Statement.

                                            Very truly yours,

                                             /s/Hutchins, Wheeler & Dittmar

                                            HUTCHINS, WHEELER & DITTMAR
                                            A Professional Corporation
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